                                                                      Exhibit 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Alleghany Corporation:

We consent to incorporation by reference in the Registration Statements Nos. 333-37237, 333-57133 and 333-76159 on Forms S-8 and Nos. 33-55707, 33-62477,
333-09881 and 333-13971 on Forms S-3 of our reports dated February 28, 2000, relating to the financial statements and related schedules of Alleghany Corporation and subsidiaries, which appear in, or are incorporated by reference in this Annual Report on Form 10-K of Alleghany Corporation for the fiscal year ended December 31, 1999. We also consent to the reference to our Firm in Registration Statement Nos. 333-37237, 333-57133 and 333-76159 and under the heading "Experts" in Registration Statement Nos. 33-55707, 33-62477, 333-09881 and 333-13971.

/s/ KPMG LLP

New York, New York
March 22, 2000